Exhibit 99.2

CBL & ASSOCIATES PROPERTIES, INC.
CONFERENCE CALL, FOURTH QUARTER
February 4, 2015 @ 11:00 AM ET

Katie:

Thank you and good morning. We appreciate your participation in the CBL & Associates Properties, Inc. conference call to discuss fourth quarter results. Joining me today are Stephen Lebovitz, President and CEO and Farzana Mitchell, Executive Vice President and CFO. I’ll begin by reading our safe harbor disclosure and then will turn it over to Stephen for his remarks.

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. We direct you to the Company’s various filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent Annual Report on Form 10-K. During our discussion today, references made to per share amounts are based upon a fully diluted converted share basis.

During this call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in today’s earnings release that is furnished on Form 8-K along with a transcript of today’s comments and additional supplemental schedules. This call will also be available for replay on the Internet through a link on our website at cblproperties.com.

Stephen:

Thank you, Katie and good morning everyone. 2014 was a tremendous year across the board for CBL as we reached and exceeded the lofty goals we set out for our Company. We surpassed the top end of our increased guidance range for same-center NOI with growth of 2.4% for the year and 2.9% for the quarter. FFO was at the top of our guidance range at $2.28 per share, representing a 3% increase for the year. We progressed on our balance sheet strategy by growing our unencumbered pool as well as decreasing our percentage of secured debt as we issued our second bond offering in October. We invested heavily in our core portfolio, opening several successful redevelopments and expansions as well as new projects that added substantial value. We made headway on our disposition targets, selling one mall and two non-core centers and entering into new contracts which I’ll discuss in more detail shortly.

NOI growth in 2014 was generated from properties across all tiers, indicative of the strength of our market-dominant strategy. Throughout the year we’ve discussed new stores, restaurants and boxes that have opened in our portfolio. A few examples include Kate Spade, Tumi and Gucci at The Outlet Shoppes of the Bluegrass, Williams Sonoma at The Outlet Shoppes of El Paso, J. Crew at Hamilton Place, Cheesecake Factory at CoolSprings Galleria and Fayette Mall, Burlington at Northgate Mall, TJMaxx at College Square, Dicks Sporting Goods at Monroeville Mall and Ross dress for Less and ULTA at Hickory Point. We also opened seven new H&M stores across the portfolio. All of this leasing activity helped drive the growth we produced in 2014.

We saw stellar results in our lease spreads on both new and renewal leases with an average increase of 12.6% during the quarter and for the full year. Spreads on renewal leases were 8.0% for the quarter and new lease spreads were healthy at 30.4%. For the full year renewal spreads were 7.1% and new spreads were 29.6%

Occupancy maintained a high level throughout the year. We ended 2014 with a 150 basis points increase from the third quarter in the same center pool to 94.8%, flat with year-end 2013. Overall portfolio occupancy remained consistent at 94.9% from the prior year.

As we moved into the first quarter, the industry saw a higher level of bankruptcy activity than we’ve seen in many years. Deb Shops, Wet Seal and Body Central all filed. There are also news reports speculating store closures from others retailers, including Radio Shack and Cache, which just filed this morning. The total gross rent from these retailers in our portfolio is material at over $15 million on an annual basis. For reference, our average bankruptcy loss for the past five years has been $5.0 to $7.0 million. In response, our leasing division has formed special teams to focus on reducing the 2015 bankruptcy impact as much as possible. Also, high occupancy rates, the improving sales environment and positive consumer sentiment should spur ongoing retailer expansions into our markets.

The consumer was out and shopping at our malls in November and December. Categories that outperformed include accessories and eyewear, specialty women’s and children’s and non-athletic footwear. We are pleased to end the year with a strong rebound in sales growth. Sales during the fourth quarter improved with an increase of 3.9%, bringing our 2014 sales to $360 per share foot. Tier one added two malls as a result of positive sales growth, and represents 34% of our total mall NOI. As we move further into 2015, we expect a favorable sales climate given the positive impact from low gas prices on consumer spending.

Before I move on to dispositions, I’ll talk briefly about JCPenney. As we anticipated, JCPenney announced the closure of three leased locations and a fourth owned location in our portfolio. We have already made significant progress on plans to redevelop each location and will announce formal redevelopment plans as leases are signed. More broadly, we continue to be encouraged by JCPenney’s improvement in sales, traffic and profitability and are optimistic that their recovery will continue.

Our disposition program is very active. I am pleased to share news on several pending transactions. Due diligence has been completed on the community center we have under contract for sale. We anticipate this transaction to close next quarter, subject to the loan assumption. The total purchase price of the center is $22.8 million, including the assumption of the loan.

Regarding the mall and associated center that were under contract at our last call, we are now working with a new buyer on the mall and feel confident that the deal will move forward. The associated center is being marketed and will be sold separately.

We are also under contract for the sale of Triangle Towne Center and its associated Center in Raleigh, NC to an institutional investor for $181 million, including assumption of the loan. This sale represents a cap rate in the mid-7% range. We currently own these properties in a 50/50 joint venture with the R.E. Jacobs Group. The properties will be sold into a new joint venture of which we will own 15% and provide leasing and management services, earning customary fees. Triangle Town Center produced sales of $319 per square foot in 2014. The impact of this transaction has been included in our guidance range.

Moving on to new announcements, we recently entered into a contract for the sale of three malls. The pricing on the malls is in the low 9% range. All three malls are encumbered by CMBS mortgages so the completion of this transaction is subject to lender approval and we are in the early stages of qualifying the regional buyer with the lenders. Since the sale is largely dependent on the loan assumptions, we are not able to project a closing date and have not included this transaction in our current guidance.

As you recall, last April we announced our strategic portfolio transformation and targeted 25 assets for disposition, including four lender transactions. Including the above transactions and others closed in 2014, we have 17 malls remaining to sell. Of these, five involve JC Penney or other anchor redevelopments which has delayed their marketing while we put replacement stores in place. For the remaining 12, we are either marketing through brokers or having off market discussions with prospective purchasers. We are confident that we will make significant headway on this plan in 2015.

I will now turn the call back over to Katie to provide an overview of our redevelopment and development pipeline.

Katie:

Thank you, Stephen.

We have started construction on the redevelopments of the former JCPenney stores at Janesville Mall in Janesville, WI and Hickory Point Mall in Forsyth, IL. Janesville Mall will welcome ULTA and Dick’s Sporting Goods to the center in the fall. A 60,000-square-foot Hobby Lobby will join Hickory Point in the fall as well.

Fueled by healthy retailer demand, we added nearly 30 boxes and over 20 restaurants to our centers in 2014. As Stephen mentioned earlier, we added seven H&M stores in 2014 and have more than a dozen of their stores on tap for openings in 2015 and 2016 across our portfolio. Additionally, we have leases executed with ULTA, Dick’s Sporting Goods, TJ Maxx and other boxes to open throughout this year.

For those of you that joined us on our tour of The Outlet Shoppes at Atlanta during NAREIT in Atlanta, you may recall seeing the expansion sites that are now under development. We have a 33,000-square foot phase two expansion that will bring Gap, Banana Republic and other great retailers to the project. These new stores will start construction next month for an opening before the holiday season. We are also adding 9,600-square-feet on an outparcel location, which will open later this year.

During the fourth quarter we celebrated the grand opening of the Sears redevelopment at Fayette Mall in Lexington, KY. Cheesecake Factory and other new-to-the-market stores such as Oakley, Clarks, Aveda, H&M, Altar’d State, and Vera Bradley opened to a fantastic reception. Additional shops and restaurants including Pink, Newk’s and Travinia Italian Kitchen are currently under construction with a spring 2015 opening.

We will soon celebrate the opening of the Sears redevelopment at CoolSprings Galleria. Cheesecake Factory opened in November and American Girl, H&M, Belk Home and additional shops and restaurants are set to open this year.

At Hammock Landing, our open-air center in West Melbourne, FL, Academy Sports is set to open this spring joining Carmike, which opened in August 2014.

At The Pavilion at Port Orange in Port Orange, FL, we partnered with a multi-family developer and just completed a 306-unit Class-A apartment complex on land we own adjacent to our center. The complex is under contract for sale and we expect to record a gain on the transaction when it closes in the second quarter. We are also looking across the portfolio for other multi-family opportunities to create value in under-utilized land parcels.

Moving on to new developments, Phase 2 of Fremaux Town Center in Slidell, LA is under construction and will open in October 2015. The 265,000-square-foot project will be anchored by Dillard’s and will include a great line-up of fashion oriented shops including Ann Taylor LOFT, Chico’s, Aveda and Francesca’s. This project is developed in a joint venture with Stirling Properties.

We also commenced construction on a new joint venture project with Stirling in Lafayette, LA. The 425,000-square-foot center will be anchored by Costco, Dick’s Sporting Goods, Field & Stream, Marshalls, HomeGoods, and Nordstrom Rack. The majority of the retailers committed to the project are opening their first locations in Lafayette or Louisiana, or both. The grand opening is anticipated in March 2016.

I will now turn the call over to Farzana to provide an update on financing as well as a review of our financial performance.

Farzana:

Thank you, Katie and good morning.

Before I begin, I would like to take a moment to congratulate Stephen on his nomination for the ICSC Chairmanship. It is quite an honor to be chosen and I know I speak for the entire company when I say how proud we are of this recognition for Stephen and CBL. Congratulations.

Stephen: Thank you, Farzana.

Farzana:

Now for our recent balance sheet achievements, during the quarter we retired three secured loans totaling $165 million, and for the year retired four loans totaling $285 million, adding $464 million of gross asset value to our unencumbered pool. We also completed the conveyance of Columbia Place to the lender in lieu of foreclosure, reducing outstanding debt by $27.3 million and recognizing a gain on extinguishment in the fourth quarter of approximately $23 million. We ended 2014 with a decline of more than $160 million in our total debt balance compared with the prior year.

As we look forward into 2015, we have $465 million of loans secured by consolidated properties maturing at a weighted average interest rate of 5.6%. Our plan is to unencumber these high-quality assets using the availability under our lines of credit and then convert to long-term fixed rate unsecured debt based on market conditions. We also have our share of $231 million in joint venture loans maturing this year, which we plan to refinance at lower rates.

We used the proceeds from our $300 million bond issuance in October 2014 to pay down balances on the lines, reducing our exposure to floating rate debt to 14.6% of total debt at year-end. Our line availability of $1.1 billion gives us tremendous dry powder to execute our plan to convert secured debt to unsecured borrowings. Our financial covenants remained strong with our fixed charge coverage ratio constant from the prior year at 2.2 times and an interest coverage ratio of 2.9 times. Secured debt to gross book value improved to 37% at year-end from 41% at the prior year-end. The consolidated unencumbered NOI has increased to 36% at year-end compared with 28% at prior year end. With the significant payoff of secured debt we expect consolidated unencumbered NOI will reach 46% by the end of 2015. Our bond covenants are well in excess of the minimum required and we expect continued improvements over time.

We are pleased to achieve the high end of our guidance range. For the full year, adjusted FFO reached $2.28 per share, representing an increase of 2.7%. Adjusted FFO in the fourth quarter increased 6.3% to $0.67 per share compared with the prior year period. These results exclude gains on extinguishment of debt and litigation settlements.

Similar to the full year, we generated robust top line growth during the fourth quarter with contributions from increased rental rates on new and renewal leases as well as rents generated from expansions and new developments. FFO also benefited from lower operating expenses and maintenance and repairs compared with the prior year. While we lowered our overall debt balance we did record slightly higher interest expense for the quarter and year as we reduced balances and lowered exposure to floating interest rates on our lines of credit through the 10-year fixed rate bond offering.

G&A as a percentage of total revenues was 5.2% for the quarter compared with 4.4% in the prior-year. G&A increased in the quarter due to normal salary and stock grant increases as well increased investments in technology upgrades and litigation expense. For the full year, G&A was flat at 4.7% of revenues. Our cost recovery ratio for the fourth quarter was 102.1% compared with 98.4% in the prior-year period, primarily due to lower snow removal expense in the fourth quarter 2014. For the full year, our recovery ratio was on-target at 98.9%, similar to the prior year.

Same-center NOI growth in the quarter was 2.9% for the total portfolio and 2.6% in the mall portfolio. Our growth for the quarter was driven by increased rental rates on new leases as we replaced underperforming retailers, increased renewal lease spreads and revenue contributions from completed redevelopments and expansions. Additionally, we benefited from improved property operating and maintenance and repair expenses. On a same-center basis minimum rents grew $2.8 million and tenant reimbursements were up $1.9 million. While we ended the year with basically flat sales, percentage rents declined $0.4 million quarter-over-quarter. Real estate taxes increased by $1.1 million during the quarter.

For 2015, we expect continued contributions from high releasing spreads and tenant upgrades to fuel top line revenue growth. We also anticipate benefiting from the low interest rate environment as we retire wholly-owned property mortgages and refinance maturing joint venture loans. While sales are difficult to predict, with the positive economic environment we should expect to benefit from growth in percentage rents. To account for the impact of the bankruptcy announcements that Stephen detailed earlier, we have included a $10 million bankruptcy reserve in our guidance at the low end. This bankruptcy reserve reduces our guidance by $0.05 per share of FFO or 1.5% of NOI. We are working on replacing tenants in many locations and recovering as much of this lost income as possible during the year. We believe that it is prudent to reflect a conservative assumption of lease up at the low end of guidance and progressively move to a more aggressive assumption for lease up of this space to achieve the high end of the range. As a result, we are providing FFO guidance for 2015 in a range of $2.24 to $2.31 per share, which assumes same-center NOI growth of 0% - 2% for the year. We anticipate a flat to positive 25 basis point increase in occupancy at year end, although we do expect there could be declines in occupancy as we start the year until we can absorb the tenant closures. Consistent with our practice, guidance does not include any future unannounced asset sales or acquisitions. Guidance does include the impact of the Triangle and community center transactions.

I’ll now turn the call over to Stephen for concluding remarks.

Stephen:

Thank you, Farzana.

Thank you again for joining us this morning. We are pleased to deliver such strong results for 2014, but even more importantly we are looking to achieve a successful 2015. Retail demand is strong and our entire company is focused on executing on the initiatives we have set forth. We are now happy to answer any questions you may have.